WINNEBAGO TO ACQUIRE TOWABLE RV MANUFACTURER GRAND DESIGN
Accretive Acquisition Adds Fast-Growing Towable RV Brand to Winnebago’s Leading Motorized Platform
Company Reports Preliminary Q4 Fiscal 2016 Results
FOREST CITY, IOWA, October 3, 2016 - Winnebago Industries, Inc. (NYSE: WGO) today announced that it has entered into a definitive agreement to acquire Grand Design Recreational Vehicle Company (“Grand Design”), a manufacturer of towable recreation vehicles (RVs), for approximately $500 million in cash and newly issued Winnebago shares.
Founded in 2012 by Don Clark, Ron Fenech and Bill Fenech, a management team with over 80 years of combined leadership experience in the RV industry, Grand Design is a fast-growing manufacturer in the towables segment with rapidly expanding market share. The Company generated $428 million in revenue over the last twelve months ending August of 2016, representing a compound annual growth rate of over 80% since 2013, and a top tier EBITDA margin of 14%.(1) Grand Design is a portfolio company of global growth equity investor Summit Partners.
The acquisition is expected to be immediately accretive to Winnebago’s growth profile, profit margins and earnings per share (EPS), excluding transaction costs and before giving effect to anticipated synergies. The transaction is expected to close by the end of Winnebago’s first fiscal quarter of 2017, subject to regulatory approvals and other customary closing conditions.
“Grand Design has built a tremendous reputation and position in our industry by delivering quality products and high levels of customer satisfaction, and we are excited to welcome them to the Winnebago family,” said Michael Happe, Winnebago’s President and Chief Executive Officer. “Grand Design’s differentiated and nimble approach to serving today’s towable consumer, proven ability to deliver exciting new products and deep industry expertise complement our existing capabilities and Winnebago’s iconic brand. The addition of Grand Design will accelerate our expansion in the towables business, creating a broader and more balanced portfolio well-positioned to capitalize on the opportunities across the RV market and to drive improved profitability and long-term value for stakeholders.”
Mr. Happe continued, “I look forward to working closely with Don, along with the rest of the Grand Design team. With a shared focus on quality products, dealer relationships and customer service and satisfaction, together we will be even better positioned to serve dealers and customers well into the future.”
Don Clark, Co-Founder and CEO of Grand Design, commented, “This is an exciting day for Grand Design and reflects the hard work and dedication of everyone involved in our rapid growth and success over the past several years - the Grand Design team, our valued customers and our investors. We have incredible respect for Winnebago and are honored to join an iconic company that shares our dealer-centric, customer-focused culture. This shared foundation makes our two companies an ideal fit, and we look forward to maintaining our unique identity as an agile competitor as we leverage Winnebago’s strong platform to broaden Grand Design’s reach and deliver the best possible product and service to our dealers and our customers.”
“We are proud to have partnered with Don and the entire Grand Design team and congratulate them on the exciting new partnership with Winnebago,” said Jay Pauley, a Principal at Summit Partners.

(1) Represents unaudited financial information

Transaction Highlights
(Pro forma metrics represent unaudited financial information)

•	The combined company will have approximately $1.4 billion in pro forma revenue along with a broader and more balanced portfolio well-positioned to deliver growth, improved profitability and value.

•	The transaction is expected to be accretive to Winnebago’s growth profile, profit margins and EPS, excluding transaction costs and before giving effect to anticipated synergies.

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Annual run-rate cost synergies are anticipated to be $7 million, phased in over three years, to be achieved through identified opportunities in purchasing and the elimination of redundant processes with additional upside potential from sharing of manufacturing best practices.

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The $500 million purchase price includes tax assets valued at over $75 million. After adjusting for the value of the tax assets, the purchase price implies a multiple of 7.1x Grand Design’s last twelve months EBITDA of $60 million.

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Winnebago expects to fund the transaction through a combination of $395 million in cash and $105 million in newly issued Winnebago shares. J.P. Morgan has agreed to provide committed financing for the transaction. Upon closing, Winnebago expects to have a debt to EBITDA ratio of approximately 2.5x, inclusive of anticipated annual run rate synergies.

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The combined company is expected to generate significant cash flow that will facilitate rapid debt reduction. Winnebago expects to reduce its debt to EBITDA ratio to below 1.5x by the end of Fiscal 2018.

•	Immediately following the transaction, Grand Design shareholders will own approximately 14.5% of Winnebago shares outstanding.

•	Don Clark will continue to lead the Grand Design towables business post-closing as its President; he will also serve as a Vice President for Winnebago and be a member of the Executive Leadership Team.

•	Grand Design will operate as a distinct business unit within Winnebago with headquarters remaining in Middlebury, Indiana, and its portfolio of brands will remain in place.
Preliminary Fourth-Quarter Fiscal 2016 Results
In connection with today’s transaction announcement, Winnebago also announced preliminary results for the fourth quarter of Fiscal 2016.
Revenues for the fourth quarter of Fiscal 2016 are expected to be approximately $263.3 million, an increase of 4.9%, compared to $251.0 million for the Fiscal 2015 period.  Diluted EPS for the quarter is expected to be approximately $0.49, an increase of 14% compared to $0.43 in the prior year quarter.  Included in the Company’s EPS results are $0.01 of transaction related expenses related to its pending acquisition of Grand Design.
As previously announced, Winnebago will release its full financial results for the fourth quarter of Fiscal 2016 on October 13, 2016.
The preliminary quarterly results provided today are unaudited and subject to change as fiscal year end information is finalized.
Conference Call
Winnebago will conduct a conference call to discuss the transaction at 7:30 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.
J.P. Morgan acted as financial advisor to Winnebago and Lindquist & Vennum LLP acted as legal counsel.  Baird acted as financial advisor to Grand Design and Weil Gotshal & Manges LLP acted as legal counsel.
About Winnebago
Winnebago is a leading U.S. manufacturer of recreation vehicles, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers and fifth wheel products. Winnebago has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since 1996. Winnebago has multiple facilities in Iowa, Indiana, Oregon and Minnesota. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the

Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago's investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.
About Grand Design
Grand Design was founded in 2012 and is one of the fastest-growing RV companies in the industry. Since its founding, Grand Design has shipped 25,000 units and has sold over 21,000 units at retail. Grand Design manufactures the market leading Reflection fifth wheel and travel trailer, flagship Solitude extended stay fifth wheel, luxury Momentum toy hauler and lightweight Imagine travel trailer product lines.
About Summit Partners
Founded in 1984, Summit Partners is a global alternative investment firm that is currently investing more than $7.2 billion into equity and fixed income opportunities. Summit has invested in more than 430 companies in technology, healthcare and other growth sectors. These companies have completed more than 135 public offerings, and more than 160 have been acquired through strategic mergers and sales. Summit maintains offices in North America and Europe, and invests in companies around the world. For more information, visit www.summitpartners.com or follow on Twitter at @SummitPartners.
Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, availability of labor, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities, any unexpected expenses related to ERP, risks relating to the consummation of our acquisition of Grand Design including, the possibility that the closing conditions to the contemplated transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; delay in closing the transaction or the possibility of non-consummation of the transaction; the potential for regulatory authorities to require divestitures in connection with the proposed transaction, the failure to consummate the debt transactions contemplated by the transaction with Grand Design, the possibility that we might have to pay a $35 million termination fee to Grand Design or additional damages for failing to close the transaction; the occurrence of any event that could give rise to termination of the agreement; the risk that shareholder litigation in connection with the contemplated transaction may affect the timing or occurrence of the contemplated transaction or result in significant costs of defense, indemnification and liability; risks inherent in the achievement of cost synergies and the timing thereof; risks related to the disruption of the transaction to Winnebago and Grand Design and its management; the effect of announcement of the transaction on Grand Design’s ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties, risks related to integration of the two companies and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.
Non-GAAP Reconciliation
The following information provides reconciliations of non-GAAP financial measures from operations, which are presented in the accompanying news release, to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The Company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures in the accompanying news release may differ from similar measures used by other companies. The following tables reconcile the non-GAAP measure of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) referred to in this press release to the most directly comparable GAAP measure reflected in the Company’s financial statements.

	LTM Through August 2016
	WGO(1)	Grand Design(1) (2)	Pro Forma
Net Income	$45,496	$59,131	$104,627
Interest Expense	0	0	0
Provision for Taxes	20,702	158	20,860
Depreciation & Amortization	5,745	798	6,543
EBITDA	$71,943	$60,087	$132,030

(1) Unaudited financial information
(2) Reported Net Income excluding stock compensation

Media Contact:
Sam Jefson
Public Relations
641-585-6803
sjefson@wgo.net

IR Contact:
Don Heidemann
Treasurer
641-585-6186
dheidemann@winnebagoind.com

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